Exhibit 99.4

Summary

Overview

We are a leading vertically integrated manufacturer, marketer and retailer of a broad line of high quality, value-priced nutritional supplements in the U.S. and throughout the world. Under a number of our and third-party brands, we offer over 19,000 products, including vitamins, minerals, herbs, sports nutrition products, diet aids and other nutritional supplements. Some of our brands include Nature’s Bounty®, Vitamin World®, Puritan’s Pride®, Holland & Barrett®, Rexall®, Sundown®, Solgar®, MET-Rx®, WORLDWIDE Sport Nutrition®, American Health®, GNC (UK)®, De Tuinen®, Le Naturiste™ and SISU®. We have continued to grow through our marketing practices and through a series of strategic acquisitions. Our total revenue and earnings before interest, taxes, depreciation and amortization, or EBITDA, for the twelve months ended June 30, 2005 were approximately $1.7 billion and $220 million, respectively.

Operating segments

We are vertically integrated in that we purchase raw materials, formulate and manufacture our products and then market our products through our four channels of distribution: Wholesale/US Nutrition, North American Retail, European Retail and Direct Response/Puritan’s Pride. In addition, we design and build certain equipment that we use to manufacture our products. We manufacture the vast majority of the nutritional supplements we sell.

The following provides an overview of our four operating segments.

Wholesale/US Nutrition.  We market our products under various brand names to many channels of distribution, including mass merchandisers, as well as leading drug store chains and supermarkets, independent pharmacies, health food stores, health food store wholesalers and other retailers. The Nature’s Bounty® and Sundown® brands are sold to mass merchandisers, as well as drug store chains, drug wholesalers, supermarket chains and wholesalers. We also sell directly to health food stores under our Solgar®, SISU® and Good ‘N Natural® brands and sell products, including a specialty line of vitamins, to health food wholesalers under the brand name American Health®. We have expanded sales of our various products offered in this segment to many countries throughout Europe, Asia and Latin America.

North American Retail.  At June 30, 2005, we operated 552 retail stores located throughout the U.S., Guam, Puerto Rico and the Virgin Islands under the Vitamin World® and Nutrition

Warehouse® names and 103 retail stores under the Le Naturiste® name in Quebec, Canada. Each location carries a full line of our products under our brand names, as well as products manufactured by others. Through direct interaction between our personnel and the public at these retail locations, we are able to identify buying trends, customer preferences or dislikes, acceptances of new products and price trends in various regions of the country. This information is useful in initiating sales programs and new product introductions for all of our segments.

European Retail.  Our European Retail sales are generated by Holland & Barrett and GNC (UK) stores in the U.K., Nature’s Way in Ireland and De Tuinen stores in the Netherlands. Holland & Barrett is one of the leading nutritional supplement retailers in the U.K., with 491 locations in the U.K. at June 30, 2005. Holland & Barrett markets a broad line of nutritional supplement products, including vitamins, minerals and other nutritional supplements, as well as food products, including fruits and nuts, confectionery and other items. GNC (UK) operated 35 locations in the U.K. at June 30, 2005, specializing in the sale of vitamins, minerals and sports nutrition products. At June 30, 2005, there were 16 Nature’s Way locations in Ireland selling a range of products similar to those offered by Holland & Barrett. With 67 locations in the Netherlands at June 30, 2005, De Tuinen is a leading retailer of health food products, selected confectionery and lifestyle giftware.

Direct Response/Puritan’s Pride.  We offer, through mail order and Internet e-commerce, a full line of vitamins and other nutritional supplement products, as well as selected personal care items under our Puritan’s Pride® brand names at prices which are generally at a discount from those of similar products sold in retail stores.

Through our Puritan’s Pride® brand, we are the leader in the U.S. direct response nutritional supplement industry with more than four million customers on our customer list, and response rates which we believe to be above the industry average. We intend to continue to attract new customers in our direct response operation through aggressive marketing techniques both in the U.S. and globally, and through selective acquisitions.

Our strengths

Innovative New Product Introduction.  We have consistently been among the first in the industry to introduce innovative products in response to new studies, research and consumer preferences. Given the changing nature of consumer demand for new products and the continued publicity about the importance of vitamins, minerals and nutritional supplements in the promotion of general health, as well as the growing number of overweight consumers, we believe that we will continue to maintain our core customer base and attract new customers based upon our ability to rapidly respond to consumer demand with high quality, value-oriented products.

Success in Executing and Integrating Strategic Acquisitions.  In the normal course of our business, we seek acquisition opportunities, both in the U.S. and internationally, of companies which complement or extend our existing product lines, increase our market presence, expand our distribution channels, and/or are compatible with our business philosophy. We have successfully acquired over 30 companies and/or businesses since 1986, which has enabled us to significantly expand our product lines and distribution reach. On February 25, 2005, we acquired Le Naturiste Jean-Marc Brunet, a chain of 103 retail stores located throughout Quebec, Canada in the business of developing, packaging, marketing and retailing an in-house range of private-label health and natural products. On June 8, 2005, we acquired SISU Inc., a Canadian-based manufacturer and distributor of a premium line of vitamins and supplements. On August 1, 2005, we acquired substantially all of the assets of Solgar Vitamin and Herb, or Solgar, a division of Wyeth Healthcare. Solgar is a manufacturer and distributor of premium-branded nutritional supplements, including multivitamins, minerals, botanicals and specialty formulas designed to meet the specific needs of men, women, children and seniors. See “ —Recent developments.” We continue to evaluate acquisition opportunities across the industry and around the world.

Diversified Cash Flow.  The size and diversity of our product portfolio, variety of distribution channels, and favorable demographics of the supplements industry provide us with diversified cash flows. We offer over 19,000 products through our many brands and 4 distribution channels which enable us to reach multiple end markets in the U.S., Canada and Europe. This diversity reduces our reliance on any single product or market within our portfolio.

Experienced Management Team.  Our management team has extensive experience in the nutritional supplement industry and has developed long-standing relationships with our suppliers and customers. Our executive officers have an average of over 20 years in our industry.

Our strategy

We target the growing value-conscious consumer segment by offering high-quality products at a value price. Our objectives are to increase sales, improve manufacturing efficiencies, increase profitability and strengthen our market position through the following key strategies:

Expand Existing Channels of Distribution.  Specific plans to expand channels of distribution include:

Increase Wholesale Sales in the U.S. and in Foreign Markets.  We intend to strengthen our wholesale business by continuing to increase our sales in food, drug and mass merchandising channels by:

•                  increasing revenues derived from existing customers through strong promotional activities and the aggressive introduction of new and innovative products;

•                  increasing shelf space in major retailers;

•                  leveraging the advertising and promotion of our major specialty brands, such as Osteo-Bi-Flex®, MET-Rx®, Flex-A-Min® and Knox®; and

•                  continuing to increase our private-label revenue with new customers and timely product introductions. In addition, we continue to form new distribution alliances throughout the world for our products.

Increase Direct Response/Puritan’s Pride Sales.  We expect to continue to strengthen our leading position in the e-commerce/direct response business by:

•                  improving automated picking and packing to fulfill sales order requests with greater speed and accuracy;

•                  increasing manufacturing capability to quickly introduce and deliver new products in response to customer demand;

•                  testing new and more frequent promotions to further improve response rates; and

•                  promoting our Internet websites.

We also intend to continue our strategy of acquiring the customer lists, brand names and inventory of other mail order companies which have similar or complementary products which we believe can be efficiently integrated into our own operations without adding substantial overhead expenses.

Increase Retail Sales in North America.  We intend to continue to focus on the development of a nationwide chain of retail stores in the U.S. and Canada. To that end, at June 30, 2005, we operated 552 Vitamin World® and Nutrition Warehouse® retail stores located in regional and outlet malls throughout the U.S. and 103 Le Naturiste retail stores throughout Quebec, Canada. We have added approximately 61 retail stores in the U.S. since October 1, 2003, or approximately 11% of the total number of U.S. stores in operation at June 30, 2005. In addition, on February 25, 2005, we acquired the Canadian Le Naturiste chain of retail stores. New stores historically do not have the same high customer traffic as more mature stores. We plan to open new stores in North America in the near term as market conditions permit.

Our Savings Passport Card, a customer loyalty program, which increases customer traffic and provides incentives to purchase at Vitamin World, has continued to be successful since its introduction in 2000. We currently have approximately 5.8 million Savings Passport Card members. This program is an additional tool for us to track customer preferences and purchasing trends.

Increase Retail Sales in the U.K., Ireland and Europe.  We continue our strategy of selectively expanding the number of our Holland & Barrett stores located throughout the U.K. and Ireland. At June 30, 2005, there were 491 Holland & Barrett®  and 16 Nature’s Way® stores operating in the U.K. and Ireland. In fiscal 2004, Nature’s Way opened one new store in Ireland  and Holland & Barrett opened 10 new stores and converted 13 GNC (UK) retail stores to Holland & Barrett stores in the U.K. We project that, during the next twelve months, we will open additional retail stores in the U.K. and Ireland.

At June 30, 2005, there were 35 GNC (UK) retail stores operating in the U.K. and 67 De Tuinen retail stores operating in the Netherlands. We continue to evaluate opportunities to open additional GNC (UK) stores in the U.K. and De Tuinen stores in Europe.

Enhance Vertical Integration.  We believe that our vertical integration gives us a significant competitive advantage by allowing us to:

•                  maintain higher quality standards while lowering product costs, which can be passed on to the customer as lower prices;

•                  more quickly respond to scientific and popular reports and consumer buying trends;

•                  more effectively meet customer delivery schedules;

•                  reduce dependence upon outside suppliers; and

•                  improve overall operating margins.

We continually evaluate ways to further enhance our vertical integration by leveraging manufacturing, distribution, purchasing and marketing capabilities, and otherwise improving the efficiency of our operations.

Build Infrastructure to Support Growth.  We have technologically advanced, state-of-the-art manufacturing and production facilities, with total production capacity of approximately 39 billion tablets, capsules and softgels per year. In July 2005, we completed the construction of a new distribution facility in Hazelton, Pennsylvania at a cost of approximately $19 million.

During fiscal 2004, we began the expansion of our softgel facility in Bayport, New York, which we anticipate will be completed in fiscal 2006 with a total production capacity of approximately 3 billion tablets, capsules and softgels per year and at a projected cost of approximately $21 million. In addition, we also acquired a 400,000 square-foot facility in Augusta, Georgia for approximately $11 million on July 1, 2005. We regularly evaluate our operations and make investments in building infrastructure, as necessary, to support our continuing growth.

Recent developments

Acquisition of Solgar.  On August 1, 2005, we acquired substantially all of the assets of Solgar. For the year ended December 31, 2004, Solgar had sales of approximately $105 million. Solgar manufactures and distributes premium-branded nutritional supplements including multivitamins, minerals, botanicals and specialty formulas designed to meet the specific needs of men, women, children and seniors. Solgar’s products are sold at nearly 5,000 health food stores, natural product stores, natural pharmacies and specialty stores across the U.S. and internationally in 40 countries, including North and South America, Asia, the Middle East, Europe, South Africa, Australia and New Zealand. Solgar will strengthen our position in the health food store market, as the Solgar brand will be focused on serving the needs of the independent health food store across the U.S. The purchase price for this acquisition was $115 million in cash. Solgar’s headquarters and principal manufacturing facility are located in Bergen County, New Jersey.

On August 1, 2005, in connection with our acquisition of Solgar, we amended and restated our credit agreement by adding a new term loan facility of $120 million and increasing our revolving credit facility from $100 million to $125 million.

Tender Offer.  On August 25, 2005, we announced an offer to purchase for cash any and all of our $150 million in aggregate principal amount 8 5/8% senior subordinated notes due September 15, 2007 at 100% of the principal amount thereof plus accrued and unpaid interest. The tender offer is subject to the satisfaction of certain conditions, including that we have available funds sufficient to pay the total consideration for the notes from the proceeds of a debt offering. We intend to use the net proceeds from this offering plus cash on hand to repurchase any and all such notes.

On or after the closing of the tender offer, we intend to exercise our right, pursuant to the terms of the indenture governing the 8 5/8% senior subordinated notes, to redeem all of such outstanding 8 5/8% senior subordinated notes not tendered and accepted for payment pursuant to the tender offer at 100% of their principal amount, plus accrued and unpaid interest, with the proceeds from this offering plus cash on hand.  This does not constitute a notice of redemption pursuant to the indenture governing the 8 5/8% senior subordinated notes. Any such notice will be made at a later date by us in accordance with the terms of such indenture.

Preliminary August 2005 Sales Results.  The following summarizes our preliminary unaudited sales results by segment for each of the month ended August 31, 2005 and 2004 and the two month period ended August 31, 2005 and 2004. These sales results are preliminary and are not necessarily indicative of our sales results for the fiscal quarter ended September 30, 2005 or any other period.

	One month period ended August 31,		Percentage change
(Dollars in millions)	2004	2005	2004 vs. 2005
Wholesale/US Nutrition	$66	$70	7%
North American Retail/Vitamin World	17	19	7
European Retail/Holland & Barrett/GNC (UK)	44	45	2
Direct Response/Puritan’s Pride	16	14	(10)
Total	$142	$148	4%

	Two month period ended August 31,		Percentage change
(Dollars in millions)	2004	2005	2004 vs. 2005
Wholesale/US Nutrition	$127	$123	(4)%
North American Retail/Vitamin World	34	38	10
European Retail/Holland & Barrett/GNC (UK)	91	90	(1)
Direct Response/Puritan’s Pride	31	28	(9)
Total	$284	$279	(2)%

Business

General

We are a leading vertically integrated manufacturer, marketer and retailer of a broad line of high quality, value-priced nutritional supplements in the U.S. throughout the world. Under a number of our and third-party brands, we offer over 19,000 products, including vitamins, minerals, herbs, sports nutrition products, diet aids and other nutritional supplements. Some of our brands include Nature’s Bounty®, Vitamin World®, Puritan’s Pride®, Holland & Barrett®, Rexall®, Sundown®, Solgar®, MET-Rx®, WORLDWIDE Sport Nutrition®, American Health®, GNC (UK)®, De Tuinen®, Le Naturiste™ and SISU®. We have continued to grow through our marketing practices and through a series of strategic acquisitions. Our total revenue and EBITDA for the twelve months ended June 30, 2005 were approximately $1.7 billion and $220 million, respectively.

Our strengths

Innovative New Product Introduction.  We have consistently been among the first in the industry to introduce innovative products in response to new studies, research and consumer preferences. Given the changing nature of consumer demand for new products and the continued publicity about the importance of vitamins, minerals and nutritional supplements in the promotion of general health, as well as the growing number of overweight consumers, we believe that we will continue to maintain our core customer base and attract new customers based upon our ability to rapidly respond to consumer demand with high quality, value-oriented products.

Success in Executing and Integrating Strategic Acquisitions.  In the normal course of our business, we seek acquisition opportunities, both in the U.S. and internationally, of companies which complement or extend our existing product lines, increase our market presence, expand our distribution channels, and/or are compatible with our business philosophy. We have successfully acquired over 30 companies and/or businesses since 1986, which has enabled us to significantly expand our product lines and distribution reach. On February 25, 2005, we acquired Le Naturiste Jean-Marc Brunet, a chain of 103 retail stores located throughout Quebec, Canada in the business of developing, packaging, marketing and retailing an in-house range of private-label health and natural products. On June 8, 2005, we acquired SISU Inc., a Canadian-based manufacturer and distributor of a premium line of vitamins and supplements. On August 1, 2005, we acquired Solgar, a manufacturer and distributor of premium-branded nutritional supplements, including multivitamins, minerals, botanicals and specialty formulas designed to meet the specific needs of men, women, children and seniors. See “Summary—Recent developments.” We continue to evaluate acquisition opportunities across the industry and around the world.

Diversified Cash Flow.  The size and diversity of our product portfolio, variety of distribution channels, and favorable demographics of the supplements industry provide us with diversified cash flows. We offer over 19,000 products through our many brands and 4 distribution channels which enable us to reach multiple end markets in the U.S., Canada and Europe. This diversity reduces our reliance on any single product or market within our portfolio.

Experienced Management Team.  Our management team has extensive experience in the nutritional supplement industry and has developed long-standing relationships with our suppliers and customers. Our executive officers have an average of over 20 years in our industry.

Our strategy

We target the growing value-conscious consumer segment by offering high-quality products at a value price. Our objectives are to increase sales, improve manufacturing efficiencies, increase profitability and strengthen our market position through the following key strategies:

Expand Existing Channels of Distribution.  Specific plans to expand channels of distribution include:

Increase Wholesale Sales in the U.S. and in Foreign Markets.  We intend to strengthen our wholesale business by continuing to increase our sales in food, drug and mass merchandising channels by:

•                  increasing revenues derived from existing customers through strong promotional activities and the aggressive introduction of new and innovative products;

•                  increasing shelf space in major retailers;

•                  leveraging the advertising and promotion of our major specialty brands, such as Osteo-Bi-Flex®, MET-Rx®, Flex-A-Min® and Knox®; and

•                  continuing to increase our private-label revenue with new customers and timely product introductions. In addition, we continue to form new distribution alliances throughout the world for our products.

Increase Direct Response/Puritan’s Pride Sales.  We expect to continue to strengthen our leading position in the e-commerce/direct response business by:

•                  improving automated picking and packing to fulfill sales order requests with greater speed and accuracy;

•                  increasing manufacturing capability to quickly introduce and deliver new products in response to customer demand;

•                  testing new and more frequent promotions to further improve response rates; and

•                  promoting our Internet websites.

We also intend to continue our strategy of acquiring the customer lists, brand names and inventory of other mail order companies which have similar or complementary products which we believe can be efficiently integrated into our own operations without adding substantial overhead expenses.

Increase Retail Sales in North America.  We intend to continue to focus on the development of a nationwide chain of retail stores in the U.S. and Canada. To that end, at June 30, 2005, we operated 552 Vitamin World® and Nutrition Warehouse® retail stores located in regional and outlet malls throughout the U.S. and 103 Le Naturiste retail stores throughout Quebec, Canada. We have added approximately 61 retail stores in the U.S. in the past three fiscal years, or approximately 11% of the total number of U.S. stores in operation at June 30, 2005. In addition, on February 25, 2005, we acquired the Canadian Le Naturiste chain of retail stores.

New stores historically do not have the same high customer traffic as more mature stores. We plan to open new stores in North America in the near term as market conditions permit.

Our Savings Passport Card, a customer loyalty program, which increases customer traffic and provides incentives to purchase at Vitamin World, has continued to be successful since its introduction in 2000. We currently have approximately 5.8 million Savings Passport Card members. This program is an additional tool for us to track customer preferences and purchasing trends.

Increase Retail Sales in the U.K., Ireland and Europe.  We continue our strategy of selectively expanding the number of our Holland & Barrett stores located throughout the U.K. and Ireland. At June 30, 2005, there were 491 Holland & Barrett® and 16 Nature’s Way® stores operating in the U.K. and Ireland. In fiscal 2004, Nature’s Way opened one new store and Holland & Barrett opened 10 new stores and converted 13 GNC (UK) retail stores to Holland & Barrett stores in the U.K. and Ireland. We project that, during the next twelve months, we will open additional retail stores in the U.K. and Ireland.

At June 30, 2005, there were 35 GNC (UK) retail stores operating in the U.K. and 67 De Tuinen retail stores operating in the Netherlands. We continue to evaluate opportunities to open additional GNC (UK) stores in the U.K. and De Tuinen stores in Europe.

Enhance Vertical Integration.  We believe that our vertical integration gives us a significant competitive advantage by allowing us to:

•                  maintain higher quality standards while lowering product costs, which can be passed on to the customer as lower prices;

•                  more quickly respond to scientific and popular reports and consumer buying trends;

•                  more effectively meet customer delivery schedules;

•                  reduce dependence upon outside suppliers; and

•                  improve overall operating margins.

We continually evaluate ways to further enhance our vertical integration by leveraging manufacturing, distribution, purchasing and marketing capabilities, and otherwise improving the efficiency of our operations.

Build Infrastructure to Support Growth.  We have technologically advanced, state-of-the-art manufacturing and production facilities, with total production capacity of approximately 39 billion tablets, capsules and softgels per year. In July 2005, we completed the construction of a new distribution facility in Hazelton, Pennsylvania at a cost of approximately $19 million. During fiscal 2004, we began the expansion of our softgel facility in Bayport, New York, which we anticipate will be completed in fiscal 2006 with a total production capacity of approximately 3 billion tablets, capsules and softgels per year and at a projected cost of approximately $21 million. In addition, we also acquired a 400,000 square-foot facility in Augusta, Georgia for approximately $11 million on July 1, 2005. We regularly evaluate our operations and make investments in building infrastructure, as necessary, to support our continuing growth.

Operating segments

We are vertically integrated in that we purchase raw materials, formulate and manufacture our products and then market our products through our four channels of distribution: Wholesale/US Nutrition, North American Retail, European Retail and Direct Response/Puritan’s Pride. In addition, we design and build certain equipment that we use to manufacture our products. We manufacture the vast majority of the nutritional supplements we sell.

The following table sets forth the percentage of net sales for each of our operating segments:

	Fiscal years ended September 30,			Nine months ended June 30,
	2002	2003	2004	2005
Wholesale/US Nutrition	30%	35%	44%	42%
North American Retail	21%	18%	13%	13%
European Retail/Holland & Barrett/GNC (UK)	30%	30%	30%	33%
Direct Response/Puritan’s Pride	19%	17%	13%	12%
	100%	100%	100%	100%

Further information about the financial results of each of these segments is found in Note 19 to our consolidated financial statements contained elsewhere in this offering memorandum.

Wholesale/US Nutrition.  We market our products under various brand names to many channels of distribution, including mass merchandisers, as well as leading drug store chains and supermarkets, independent pharmacies, health food stores, health food store wholesalers and other retailers. The Nature’s Bounty® and Sundown® brands are sold to mass merchandisers, as well as drug store chains, drug wholesalers, supermarket chains and wholesalers. We also sell directly to health food stores under our Solgar®, SISU® and Good “N Natural® brands and sell products, including a specialty line of vitamins, to health food wholesalers under the brand name American Health®. We have expanded sales of our various products offered in this segment to many countries throughout Europe, Asia and Latin America.

North American Retail.  At June 30, 2005, we operated 552 retail stores located throughout the U.S., Guam, Puerto Rico and the Virgin Islands under the Vitamin World® and Nutrition Warehouse® names and 103 retail stores under the Le Naturiste® name in Quebec, Canada. Each location carries a full line of our products under our brand names, as well as products manufactured by others. Through direct interaction between our personnel and the public at these retail locations, we are able to identify buying trends, customer preferences or dislikes, acceptances of new products and price trends in various regions of the country. This information is useful in initiating sales programs and new product introductions for all of our segments.

In addition to www.puritan.com and www.vitamins.com, we also maintain another website, www.vitaminworld.com, to accommodate customers who wish to purchase nutritional supplements on the Internet, or to find a conveniently located store to make purchases in person. This website provides the consumer with information concerning the products offered in our retail stores and an easy and effective way to purchase Vitamin World products through our e-commerce portal.

European Retail.  Our European Retail sales are generated by Holland & Barrett and GNC (UK) stores in the U.K., Nature’s Way in Ireland and De Tuinen stores in the Netherlands. Holland & Barrett is one of the leading nutritional supplement retailers in the U.K., with 491 locations in the U.K. at June 30, 2005. Holland & Barrett markets a broad line of nutritional supplement products, including vitamins, minerals and other nutritional supplements, as well as food products, including fruits and nuts, confectionery and other items. GNC (UK) operated 35 locations in the U.K. at June 30, 2005, specializing in the sale of vitamins, minerals and sports nutrition products. At June 30, 2005, there were 16 Nature’s Way locations in Ireland selling a range of products similar to those offered by Holland & Barrett. With 67 locations in the Netherlands at June 30, 2005, De Tuinen is a leading retailer of health food products, selected confectionery, and lifestyle giftware.

Direct Response/Puritan’s Pride.  We offer, through mail order and Internet e-commerce, a full line of vitamins and other nutritional supplement products, as well as selected personal care items under our Puritan’s Pride® brand names at prices which are generally at a discount from those of similar products sold in retail stores.

Through our Puritan’s Pride® brand, we are the leader in the U.S. direct response nutritional supplement industry with more than four million customers on our customer list, and response rates which we believe to be above the industry average. We intend to continue to attract new customers in our direct response operation through aggressive marketing techniques both in the U.S. and globally, and through selective acquisitions.

In order to maximize sales per catalog and reduce mailing and printing costs, we regularly update our mail order list to include new customers and to eliminate those who have not placed an order within a designated period of time. In addition, in order to add new customers to our mailing lists and websites and to increase average order sizes, we place advertisements in newspaper supplements and conduct insert programs with other mail order companies. Our use of state-of-the-art equipment in our direct response operations, such as computerized mailing, bar-coded addresses and automated picking and packing systems enables us to fill each order typically within 24 hours of its receipt. This equipment and expertise allows us to lower our per customer distribution costs, thereby enhancing margins and enabling us to offer our products at lower prices than our competitors.

Our www.puritan.com and www.vitamins.com websites provide a practical and convenient method for consumers wishing to purchase products that promote healthy living. Through these websites, consumers have access to the full line of more than 1,500 products which are offered through our Puritan’s Pride® mail order catalog. Consumer orders are processed with the speed, economy and efficiency of our automated picking and packing system.

Employees and advertising

At September 30, 2004, we employed approximately 10,000 persons, including:

•                  2,339 sales associates located throughout the U.S. in our Vitamin World® and Nutrition Warehouse® retail stores;

•                  2,515 manufacturing, shipping and packaging associates throughout the U.S.;

•                  861 associates in administration throughout the U.S.;

•                  206 associates who sell to our wholesale distributors and customers;

•                  74 in-house advertising associates;

•                  3,323 associates in our Holland & Barrett operations, including: 2,903 retail associates, 249 associates in distribution, and 171 associates in administration;

•                  322 associates in our De Tuinen operations, including: 287 retail associates, and 35 associates in administration and warehousing;

•                  235 associates in GNC (UK) retail stores;

•                  72 associates in Nature’s Way retail stores; and

•                  24 associates in FSC wholesale administration, production and warehousing.

We sold the FSC business in December 2004. In addition, we added 400 associates around the world in connection with our acquisition of Solgar® on August 1, 2005. We also sell our products through commissioned sales representative organizations. We believe we have satisfactory employee and labor relations.

For the fiscal years ended September 30, 2002, 2003 and 2004, we spent approximately $48 million, $66 million and $85 million, respectively, on advertising and promotions, including print, media and cooperative advertising. A significant portion of the increased advertising relates to additional promotions at the Rexall Sundown, Inc., or Rexall, operations, acquired by us in July 2003. We create our own advertising materials through our in-house staff of associates. In the U.K. and Ireland, both Holland & Barrett and Nature’s Way have run advertisements on television and in national newspapers, and conducted sales promotions. GNC (UK) and De Tuinen also advertise in newspapers and conduct sales promotions. In addition, Holland & Barrett and De Tuinen each publish their own magazines with articles and promotional materials.

Manufacturing, distribution and quality control

At September 30, 2004, we employed approximately 2,515 manufacturing, shipping and packaging associates throughout the U.S. Our manufacturing activities are conducted in New York, California, Florida and New Jersey. In addition, we constructed a 420,000 square-foot warehouse facility in Hazelton, Pennsylvania at a cost of approximately $19 million and a 400,000 square-foot building in Augusta, Georgia for $11 million. During fiscal 2004, we began the expansion of our softgel facility in Bayport, New York, which we anticipate will be completed in fiscal 2006 with a total production capacity of approximately three billion tablets and a projected cost of approximately $21 million. All of our manufacturing operations are subject to Good Manufacturing Practice regulations, or GMPs, promulgated by the U.S. Food and Drug Administration, or FDA, and other applicable regulatory standards. We manufacture products for our four operating segments as well as for third parties. We believe that, generally, the capacity of our manufacturing and distribution facilities is adequate to meet the requirements of our current business and will be adequate to meet the requirements of anticipated increases in sales.

We place special emphasis on quality control. All raw materials used in production are assigned a unique lot number and are initially held in quarantine, during which time our laboratory chemists assay the raw materials for compliance with established specifications. Once released, samples are retained and the material is processed according to approved formulas by mixing, granulating, compressing, encapsulating and sometimes coating operations. After the tablet or capsule is manufactured, laboratory technicians test its weight, purity, potency, disintegration and dissolution. Generally, when products such as vitamin tablets are ready for bottling, our automated equipment counts the tablets, inserts them into bottles, adds a tamper-resistant cap with an inner safety seal and affixes a label. We use computer-generated documentation for picking and packing for order fulfillment.

Our manufacturing operations are designed to allow low-cost production of a wide variety of products of different quantities, sizes and packaging while maintaining a high level of customer service and quality. Flexible production line changeover capabilities and reduced cycle times allow us to respond quickly to changes in manufacturing schedules.

Inventory control.  We have installed inventory control systems at our facilities that enable us to track each product as it is received from our supply sources through manufacturing and shipment to our customers. To facilitate this tracking, a significant number of products sold by us are bar coded. Our inventory control systems report shipping, sales and individual SKU level inventory information. We manage the retail sales process by monitoring customer sales and inventory levels by product category. We believe that our distribution capabilities enable us to increase flexibility in responding to the delivery requirements of our customers.

Information from our point-of-sale computer system is regularly reviewed and analyzed by the purchasing staff to assist in making merchandise allocation and markdown decisions. We use an automated reorder system to maintain in-stock positions on key items. These systems provide us with the information needed to determine the proper timing and quantity of reorders.

Financial reporting.  Our financial reporting systems provide us with detailed financial reporting to support our operating decisions and cost control efforts. These systems provide functions such as scheduling of payments, receiving of payments, general ledger interface, vendor tracking and flexible reporting options.

Research and development

In the last three fiscal years and for the nine months ended June 30, 2005, we did not expend material amounts for research and development of new products.

Competition; customers

The market for nutritional supplement products is highly competitive. Competition is based primarily on price, quality and assortment of products, customer service, marketing support, and availability of new products. We believe we compete favorably in all of these areas.

Our direct competition consists primarily of publicly and privately owned companies, which tend to be highly fragmented in terms of both geographical market coverage and product categories. We also compete with companies which may have broader product lines and/or larger sales volumes. Our products also compete with nationally advertised brand name products. Most of the national brand companies have resources greater than our resources.

There are numerous companies in the vitamin and nutritional supplement industry selling products to retailers, including mass merchandisers, drug store chains, independent drug stores, supermarkets and health food stores. Many companies within the industry are privately held. Therefore, we are unable to precisely assess the size of all of our competitors or where we rank in comparison to such privately held competitors with respect to sales to retailers.

For the nine months ended June 30, 2005 and 2004 the following individual customers accounted for the following percentages of the Wholesale/US Nutrition segment’s net sales, respectively:

	Nine months ended June 30,
	2004	2005
Customer A	19%	14%
Customer B	11%	17%

Customer A is primarily a supplier to Customer B. Therefore, the loss of Customer B would likely result in the loss of most of the net sales to Customer A. While no one customer represented, individually, more than 10 percent of our consolidated net sales for the nine months ended June 30, 2005 and 2004, the loss of either one of these customers would have a material adverse effect on the Wholesale/US Nutrition segment if we were unable to replace such customer(s).

The following individual customers accounted for 10% or more of the Wholesale/US Nutrition segment’s total gross accounts receivable as of June 30, 2005 and September 30, 2004, respectively:

	September 30, 2004	June 30, 2005
Customer A	5%	11%
Customer B	12%	10%
Customer C	10%	6%
Customer D	7%	11%

Government regulation

United States.  The formulation, manufacturing, packaging, labeling, advertising, distribution and sale of our products are subject to regulation by federal agencies, including the FDA, the Federal Trade Commission, or FTC, the Postal Service, the Consumer Product Safety Commission, the Department of Agriculture, the Environmental Protection Agency, and also by various agencies of the states, localities and foreign countries in which our products are sold. In particular, the FDA, pursuant to the Federal Food, Drug, and Cosmetic Act, or FDCA, regulates the formulation, manufacturing, packaging, labeling, distribution and sale of dietary supplements, including vitamins, minerals and herbs, and of over-the-counter, or OTC, drugs, while the FTC regulates the advertising of these products, and the Postal Service regulates advertising claims with respect to such products sold by mail order.

The FDCA has been amended several times with respect to dietary supplements, in particular by the Dietary Supplement Health and Education Act of 1994, or DSHEA. DSHEA established a new framework governing the composition and labeling of dietary supplements. With respect to composition, DSHEA defined “dietary supplements” as vitamins, minerals, herbs, other botanicals, amino acids and other dietary substances for human use to supplement the diet, as well as concentrates, constituents, extracts or combinations of such dietary ingredients. Generally, under DSHEA, dietary ingredients that were on the market before October 15, 1994 may be used in dietary supplements without notifying the FDA. However, a “new” dietary ingredient (i.e., a dietary ingredient that was “not marketed in the U.S. before October 15, 1994”) must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been “present in the food supply as an article used for food” without being “chemically altered.” A new dietary ingredient notification must provide the FDA evidence of a “history of use or other evidence of safety” establishing that use of the dietary ingredient “will reasonably be expected to be safe.” A new dietary ingredient notification must be submitted to the FDA at least 75 days before the initial marketing of the new dietary ingredient. There can be no assurance that the FDA will accept the evidence of safety for any new dietary ingredients that we may want to market, and the FDA’s refusal to accept such evidence could prevent the marketing of such dietary ingredients. The FDA is in the process of developing guidance for the industry to clarify the FDA’s interpretation of the new dietary ingredient notification requirements, and this guidance may raise new and significant regulatory barriers for new dietary ingredients. In addition, increased FDA enforcement could lead the FDA to challenge dietary ingredients already on the market as “illegal” under the FDCA because of the failure to file a new dietary ingredient notification.

DSHEA permits “statements of nutritional support” to be included in labeling for dietary supplements without FDA pre-approval. Such statements may describe how a particular dietary ingredient affects the structure, function or general well-being of the body, or the mechanism of action by which a dietary ingredient may affect body structure, function or well-being (but may not state that a dietary supplement will diagnose, cure, mitigate, treat, or prevent a disease unless such claim has been reviewed and approved by the FDA). A company that uses a statement of nutritional support in labeling must possess evidence substantiating that the statement is truthful and not misleading. In some circumstances, it is necessary to disclose on the label that the FDA has not “evaluated” the statement, to disclose the product is not intended for use for a disease, and to notify the FDA about our use of the statement within 30 days of marketing the product. However, there can be no assurance that the FDA will not determine that a particular statement of nutritional support that a company wants to use is an unacceptable disease claim or an unauthorized version of a “health claim.” Such a determination might prevent a company from using the claim.

In addition, DSHEA provides that certain so-called “third-party literature,” e.g., a reprint of a peer-reviewed scientific publication linking a particular dietary ingredient with health benefits, may be used “in connection with the sale of a dietary supplement to consumers” without the literature being subject to regulation as labeling. Such literature must not be false or misleading; the literature may not “promote” a particular manufacturer or brand of dietary supplement; and a balanced view of the available scientific information on the subject matter must be presented. There can be no assurance, however, that all third-party literature that we would like to disseminate in connection with our products will satisfy each of these requirements, and failure to satisfy all requirements could prevent use of the literature or subject the product involved to regulation as an unapproved drug.

As authorized by DSHEA, the FDA has recently proposed GMPs specifically for dietary supplements. These new GMP regulations, if finalized (as predicted to occur in the near future), would be more detailed than the GMPs that currently apply to dietary supplements and may, among other things, require dietary supplements to be prepared, packaged and held in compliance with certain rules, and might require quality control provisions similar to those in the GMP regulations for drugs. There can be no assurance that, if the FDA adopts GMP regulations for dietary supplements, we will be able to comply with the new rules without incurring substantial expense.

The FDA generally prohibits the use in labeling for a dietary supplement of any “health claim” (that is not authorized as a “statement of nutritional support” permitted by DSHEA) unless the claim is pre-approved by the FDA. There can be no assurance that some of the labeling statements that we would like to use will not be deemed by the FDA to be “unauthorized health or disease claims” that are not permitted to be used.

Although the regulation of dietary supplements is in some respects less restrictive than the regulation of drugs, there can be no assurance that dietary supplements will continue to be subject to less restrictive regulation. Legislation has been periodically introduced in Congress, including in 2004 and 2005, to amend the FDCA to place more restrictions on the marketing of dietary supplements. In addition, Congress has been asked to consider various systems for pre-market and post-market review of dietary supplements to make the regulation of these products more like the regulation of drugs under the FDCA. The FDA regulates the formulation, manufacturing, packaging, labeling and distribution of OTC drug products pursuant to a “monograph” system that specifies active drug ingredients that are generally recognized as safe and effective for particular uses. If an OTC drug is not in compliance with the applicable FDA monograph, the product generally cannot be sold without first obtaining the FDA approval of a new drug application, a long and expensive procedure. There can be no assurance that, if more stringent statutes are enacted for dietary supplements, or if more stringent regulations are promulgated, we will be able to comply with such statutes or regulations without incurring substantial expense.

The FDA has broad authority to enforce the provisions of the FDCA applicable to dietary supplements and OTC drugs, including powers to issue a public “warning letter” to a company, to publicize information about illegal products, to request a voluntary recall of illegal products from the market, and to request the Department of Justice to initiate a seizure action, an injunction action, or a criminal prosecution in the U.S. courts.

The FTC exercises jurisdiction over the advertising of dietary supplements. In recent years, the FTC has instituted numerous enforcement actions against dietary supplement companies for failure to adequately substantiate claims made in advertising or for the use of false or misleading advertising claims. These enforcement actions have often resulted in consent decrees and the payment of civil penalties and/or restitution by the companies involved. We are currently subject to FTC consent decrees resulting from past advertising claims for certain of our products. Rexall Sundown is also currently subject to FTC consent decrees resulting from past advertising claims for certain of its products. As a result, we are required to maintain compliance with these decrees and are subject to an injunction and substantial civil monetary penalties if there should be any failure to comply. Further, the U.S. Postal Service has issued cease and desist orders against certain mail order advertising claims made by dietary supplement manufacturers, including us, and we are required to maintain compliance with the orders applicable to us, subject to civil monetary penalties for any noncompliance. Violations of these orders could result in substantial monetary penalties. Civil penalty actions could have a material adverse effect on our consolidated financial position or results of operations.

In June 2003, we received a letter of inquiry from the FTC concerning our marketing of a certain weight loss program, as well as the marketing of the Royal Tongan Limu dietary supplement by our subsidiary, Dynamic Essentials (DE), Inc., or DEI. Subsequent to the receipt of this letter, we voluntarily stopped all sales and promotions of the weight loss product in question and of Royal Tongan Limu. We also ceased all DEI operations and terminated all DEI employees. We have had follow-up meetings and correspondence with the FTC with respect to these products. In March 2005, FTC Staff recommended to the FTC Commissioners that a civil penalty action should be brought against us alleging our violation of its 1995 FTC consent decree. We have discussed the FTC Staff’s recommendation with the FTC Commissioners and the Department of Justice. Based upon the information available at this time, we believe that our accrual is adequate for the exposure in this matter.

In March 2003, we ceased selling products that contain ephedra. Though we continue to believe that the ephedra products we sold are safe to use as directed, the adverse publicity surrounding ephedra products and the regulatory environment in the U.S. led us to the decision to cease selling ephedra products, in our best interests and that of our shareholders. Overall, sales of ephedra products represented an insignificant portion of our business. Subsequent to the decision to cease selling ephedra products, we were named as a defendant or a third-party defendant in several actions, alleging liability (under various theories, including negligence, false advertising, strict liability in tort and failure to warn) as well as personal injury with respect to our sales, manufacturing and distribution of products containing ephedra. We have notified our insurance carriers and third-party vendors with regard to each suit and vigorously contest the allegations in these actions. We did not acquire any ephedra assets, liabilities or operations in connection with our purchase of Rexall Sundown. All such operations were retained by Royal Numico N.V., the prior owner of Rexall Sundown. The FDA issued a final regulation on February 11, 2004 prohibiting the sale of ephedra based on the FDA’s safety concerns. This final regulation has been challenged in two separate third-party lawsuits, one of which is pending at this time. The court in the other lawsuit declared the FDA’s rule banning ephedra invalid. The FDA has appealed and that appeal is pending. Legislation has also been introduced in Congress to effect a legislative reversal of this court decision, and thereby impose a risk/benefit standard on dietary supplement safety reviews.

We are also subject to regulation under various state, local, and international laws that include provisions governing, among other things, the formulation, manufacturing, packaging, labeling, advertising and distribution of dietary supplements and OTC drugs. Government regulations in foreign countries may prevent or delay the introduction, or require the reformulation, of certain of our products. Compliance with such foreign governmental regulations is generally the responsibility of our distributors in those countries. These distributors are independent contractors whom we do not control.

In addition, from time to time in the future, we may become subject to additional laws or regulations administered by the FDA or by other federal, state, local or foreign regulatory authorities, to the repeal of laws or regulations that we consider favorable, such as DSHEA, or to more stringent interpretations of current laws or regulations. We are not able to predict the nature of such future laws, regulations, repeals or interpretations, and we cannot predict what effect additional governmental regulation, when and if it occurs, would have on our business in the future. Such developments could, however, require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, additional personnel, or other new requirements. Any such developments could have a material adverse effect on us.

Europe.  In Europe, the EU Commission is responsible for developing legislation to regulate foodstuffs and medicines. Although the government of each Member State may implement legislation governing these products, national legislation must be compatible with and cannot be more restrictive than European requirements. Each Member State is responsible for its enforcement of the provisions of European and national legislation.

United Kingdom.  In the United Kingdom, the two main pieces of legislation that affect the operations of Holland & Barrett and GNC (UK) are the Medicines Act 1968, which regulates the licensing and sale of medicines, and the Food Safety Act 1990, which provides for the safety of food products. A large volume of secondary legislation in the form of Statutory Instruments adds detail to the main provisions of the above Acts governing composition, packaging, labeling and advertising of products.

In the U.K. regulatory system a product intended to be taken orally will fall within either the category of food or the category of medicine. There is currently no special category of dietary supplement as provided for in the U.S. by DSHEA. Some products which are intended to be applied externally, for example creams and ointments, may be classified as medicines and others as cosmetics.

The Medicines and Healthcare products Regulatory Agency, or MHRA, now has responsibility for the implementation and enforcement of the Medicines Act, and is the licensing authority for medicinal products. The MHRA directly employs enforcement officers from a wide range of backgrounds, including the police, and with a wide range of skills, including information technology. However, the MHRA still relies heavily on competitor complaints to identify non-compliant products. The MHRA is an Executive Agency of the Department of Health. The MHRA decides whether a product is a medicine or not and, if so, considers whether it can be licensed. It determines the status of a product by considering whether it is medicinal by “presentation” or by “function”. Many, though not all, herbal remedies are considered “medicinal” by virtue of these two tests.

The Food Standards Agency, or FSA, deals with legislation, policy and oversight of food products, with enforcement action in most situations being handled by local authority Trading Standards Officers. The large number of local authorities in the U.K. can lead to an inconsistent approach to enforcement. Unlike the MHRA, local authorities regularly purchase products and analyze them to identify issues of non-compliance. The FSA answers primarily to Ministers at the Department of Health and the Department of Environment Food and Rural Affairs. Most vitamin and mineral supplements, and some products with herbal ingredients, are considered to be food supplements and fall under general food law which requires them to be safe. Despite the differences in approaches in identifying non-compliant products, both the MHRA and local authorities can, and do, prosecute where issues of non-compliance are identified.

In July 2002, the European Union, or EU, published in its Official Journal the final text of a Food Supplements Directive which became effective in the European Community, or EU, on that date, and which sets out a process and timetable by which the Member States of Europe must bring their domestic legislation in line with its provisions. The Directive seeks to harmonize the regulation of the composition, labeling and marketing of food supplements (at this stage only vitamins and minerals) throughout the EU. It does this by specifying what nutrients and nutrient sources may be used (and by interpretation the rest which may not), and the labeling and other information which must be provided on packaging. In addition, this Directive is intended to regulate the levels at which these nutrients may be present in a supplement. These maximum permitted levels are due to be announced shortly.

By harmonizing the legislation, the Food Supplements Directive should provide opportunities for businesses to market one product or a range of products to a larger number of potential customers without having to reformulate or repackage it. This development may lead to some liberalizing of the more restrictive regimes in France and Germany, providing new business opportunities. Conversely, however, it may substantially limit the range of nutrients and nutrient sources, and eventually the potencies at which some nutrients may be marketed by us in the more liberal countries, such as the U.K., which may lead to some reformulation costs and loss of some specialty products.

The Food Supplements Directive has not been well received and two challenges were brought in the U.K. Courts attacking its validity. The matters were subsequently referred to the European Courts of Justices, or ECJ, for resolution. The ECJ upheld the validity of the Directive, ruling that its contents were legal under European Law. However, due to the ECJ’s comments on procedure, the Commission has undertaken to look at ways to ensure the Directive is implemented in a transparent and timely manner.

The provisions of the Food Supplements Directive have been incorporated into U.K. domestic law (which includes England & Wales, Scotland and Northern Ireland) by Statutory Instrument and applies from August 2005.

On April 30, 2004 the EU published the Traditional Herbal Medicinal Products Directive, or THMPD, which requires traditional herbal medicine to be registered in each Member State in which they are intended to be marketed. A registration will require a product to be manufactured to pharmaceutical GMP standards; however there is no need to demonstrate efficacy, provided that the product is safe, is manufactured to high standards, and has been on the market for 30 years. The THMPD is intended to provide a safe home in EU law for a number of categories of herbal remedies, which may otherwise be found to fall outside EU law. It does not, however, provide a mechanism for new product development, and would entail some compliance costs in registering the many herbal products already on the market. Member States have to put into place the provisions for national compliance by October 2005. This is the anticipated date on which Traditional Herbal Medicinal products can be registered. A transitional period of seven years has been granted to allow all relevant products to be registered. Full compliance is required by April 2011. While we currently believe that we will comply with this Directive, there can be no assurances that we will be able to do so without incurring substantial expense.

Additional European legislation is being developed to regulate sports nutrition products, including the composition of such products. In particular, such legislation could restrict the type of nutrients we may use in our products. Legislation introducing maximum permitted levels for nutrients in fortified foods is also under discussion together with legislation introducing a positive list for enzymes. These proposals, if implemented, could require us to reformulate our existing products. Also, proposals to amend medicine legislation will impact traditional herbal medicines and introduce new requirements, which may lead to higher associated costs.

The EU has established a European Food Safety Authority, which will have an important role to play in focusing attention on food standards in Europe. Its Executive Director is Mr. Geoffrey Podger, who until 2003 was the Chief Executive of the U.K.’s Food Standards Agency.

Ireland.  The legislative and regulatory situation in the Republic of Ireland is similar, but not identical to that in the U.K.

The Irish Medicines Board has a similar role to that of the U.K.’s MHRA and the Food Safety Authority of Ireland is analogous to the U.K.’s FSA.

Like the U.K., Ireland will be required to bring its domestic legislation into line with the provisions of the Food Supplements Directive and the THMPD when the latter is finalized, and, indeed, with the other forthcoming EU legislation mentioned above. Thus the market prospects for Ireland are, in general, similar to those outlined in the U.K.

Netherlands.  The regulatory environment in the Netherlands is similar to the U.K. in terms of availability of products. The Netherlands currently has the same liberal market, with no restrictions on potency of nutrients. Licensed herbal medicines are available. However, there are some herbal medicines which are sold freely as in the U.K. without the need to be licensed, depending on the claims made for them. The Netherlands is also more liberal regarding certain substances, for which unlicensed sales are allowed. The government department dealing with this sector is the Ministry for Health, Welfare and Sport.

Responsibility for food safety falls to the Keuringsdienst van Waren (Inspectorate for Health Protection and Veterinary Public Health). This authority deals with all nutritional products. The Medicines Evaluation Board, which is the equivalent of the U.K.’s MHRA, is charged with responsibility for the safety of medicines which are regulated under the Supply of Medicines Act.

The overall market prospects for the Netherlands are, in general, similar to those outlined for the U.K. above.

Canada.  The legislative and regulatory situation in Canada is similar, but not identical, to that in the U.S. The manufacturing, packaging, labeling, storage, importation, advertising, distribution and sale of natural health products, or NHP, and hybrid NHPs are subject to regulation by Health Canada including, specifically, the Therapeutic Products Directorate, the Natural Health Products Directorate and the Health Protection and Food Branch Inspectorate. Health Canada regulates NHPs (which include vitamins and minerals, herbal remedies, homeopathic medicines, traditional medicines, probiotics and products like amino acids and essential fatty acids) and hybrid NHPs pursuant to the Food and Drugs Act (Canada), the Food and Drug Regulations, the Natural Health Product Regulations and various Guidance Documents and Policies related to thereto.

Prior to January 1, 2004, NHPs for which therapeutic claims were made were regulated as drugs requiring a Drug Identification Number (DIN). Effective January 1, 2004, NHPs in Canada became subject to new requirements under the Natural Health Product Regulations. Under the NHP Regulations, manufacturers are required to make application for a product license, and the application must provide specific information including quality of medicinal ingredients, use and purpose of the NHPs, and the supporting safety and efficacy data. These regulations also set out a regime for site licensing of buildings in which NHPs are imported, distributed, manufactured, packaged, labeled or stored. The primary prerequisite of a site license is that good manufacturing practices be employed.

As of January 1, 2004, all new products that are NHPs must comply with the NHP Regulations. For products already marketed in Canada as of that date, transition periods from January 1, 2004 for compliance with the requirements are provided for, including two years for GMP and site license requirements, four years for the product license requirement for NHPs without a DIN and five years for the product license requirement for NHPs with a DIN.

NBTY has adopted a phased-in compliance strategy in accordance with the prescribed transition periods. The overall risk factors and market prospects for Canada are, in general, similar to those outlined in the U.S.

International operations

In addition to the U.K., Ireland and the Netherlands, we market our nutritional supplement products through distributors, retailers and direct mail in more than 85 countries throughout Europe, North America, South America, Asia, the Pacific Rim countries, Africa and the Caribbean Islands.

Our international operations are conducted in a manner to conform to local variations, economic realities, market customs, consumer habits and regulatory environments. Our products (including labeling of such products) and our distribution and marketing programs are modified in response to local and foreign legal requirements and customer preferences.

Our international operations are subject to many of the same risks faced by our domestic operations. These include competition and the strength of the relevant economy. In addition, international operations are subject to certain risks inherent in conducting business abroad, including foreign regulatory restrictions, fluctuations in monetary exchange rates, import-export controls and the economic and political policies of foreign governments. The importance of these risks increases as our international operations grow and expand. Virtually all of our international operations are affected by foreign currency fluctuations, and, more particularly, changes in the value of the British Pound, the Euro and the Canadian Dollar as compared to the U.S. Dollar.

Trademarks

U.S.  We have applied for or registered more than 2,100 trademarks with the U.S. Patent and Trademark Office and many other major jurisdictions throughout the world for our Nature’s Bounty®, Vitamin World®, Puritan’s Pride®, Holland & Barrett®, Rexall®, Sundown®, Solgar®, MET-Rx®, WORLDWIDE Sport Nutrition®, American Health®, GNC (UK)®, De Tuinen®, Le Naturiste™ and SISU® trademarks, among others, and have rights to use other names essential to our business. Federally registered trademarks have a perpetual life, as long as they are maintained and renewed on a timely basis and used properly as trademarks, subject to the rights of third-parties to seek cancellation of the trademarks if they claim priority or confusion of usage. We regard our trademarks and other proprietary rights as valuable assets and believe they have significant value in the marketing of our products. We vigorously protect our trademarks against infringement.

Canada.  Each of Solgar, Le Naturiste and SISU owns the trademarks registered in Canada for their respective Solgar®, Le Naturiste® and SISU® names.

U.K./Ireland.  Holland & Barrett owns trademarks registered in the United Kingdom and/or throughout the European Community for its Holland & Barrett and Nature’s Way trademarks and has rights to use other names essential to its business. Holland & Barrett is the exclusive licensee of the trademarks essential to the GNC (UK) business in the U.K.

Netherlands.  De Tuinen owns trademarks registered in the Netherlands and/or throughout the European Community for its De Tuinen trademarks and has rights to use other names essential to its business.

Raw materials

In fiscal 2004, we spent approximately $400 million on raw materials. The principal raw materials required in our operations are vitamins, minerals, herbs, gel caps, and bottling materials. We purchase the majority of our vitamins, minerals and herbs from bulk manufacturers and distributors in the U.S., Japan, China and Europe. We believe that there are adequate sources of supply for all of our principal raw materials. We also believe that our strong relationships with our suppliers yield improved quality, pricing and overall service to our customers. Although there can be no assurance that our sources of supply for our principal raw materials will be adequate in all circumstances, in the event that such sources are not adequate, we believe that alternate sources can be developed in a timely and cost-effective manner. During fiscal 2004, no one supplier accounted for more than 10% of our raw material purchases. During the nine months ended June 30, 2005, one supplier individually represented greater than 10% of our raw material purchases. Due to numerous alternative suppliers available, we do not believe that the loss of this or any other single supplier would have a material adverse effect on our consolidated financial condition or results of operations.

Seasonality

Although we believe that our business is not seasonal in nature, historically, we have experienced, and expect to continue to experience, a substantial variation in our net sales and operating results from quarter to quarter. We believe that the factors which influence this variability of quarterly results include general economic and industry conditions that affect consumer spending, changing consumer demands and current news on nutritional supplements, the timing of our introduction of new products, the level of consumer acceptance of each new product, the seasonality of the markets in which we participate, and the actions of competitors. Accordingly, a comparison of our results of operations from consecutive periods is not necessarily meaningful, and our results of operations for any period are not necessarily indicative of future performance. Additionally, we may experience higher net sales in a quarter depending upon when we have engaged in significant promotional activities.

Properties

U.S.  At September 30, 2004, we owned a total of approximately 1.9 million square feet of plant and administrative facilities. We also leased approximately 1.3 million square feet of administrative, manufacturing, warehouse and distribution space in various locations at the end of fiscal 2004. At June 30, 2005, we leased and operated approximately 552 retail locations under the names Vitamin World® and Nutrition Warehouse® in 45 states in the U.S., Guam, Puerto Rico and the Virgin Islands. Generally, we lease the properties for three to ten years at varying annual base rents and percentage rents in the event sales exceed a specified amount.

The Vitamin World and Nutrition Warehouse retail stores have an average selling area of approximately 930 square feet. See “ —Manufacturing, distribution and quality control.”

U.K./Ireland.  Holland & Barrett owns a 281,000 square-foot administrative, manufacturing and distribution facility (which includes a 65,000 square-foot mezzanine) in Burton. Holland & Barrett leases all but four of its 532 Holland & Barrett, GNC (UK), and Nature’s Way retail stores for terms varying between 10 and 35 years at varying annual base rents. Nine Holland & Barrett stores are subject to percentage rents in the event sales exceed a specified amount. Holland & Barrett stores each have an average selling area of approximately 945 square feet; Nature’s Way Stores each have an average selling area of approximately 510 square feet; and the GNC (UK) stores have an average selling area of approximately 970 square feet.

Netherlands.  De Tuinen leases a 71,400 square-foot administrative and distribution facility in Beverwijk. De Tuinen leases locations for 67 retail stores on renewable five-year terms at varying annual base rents. Of these, 44 are operated as company stores; the remaining 23 are sub-leased to, and operated by, franchisees. None of De Tuinen’s stores are subject to percentage rents.

Canada.  SISU Inc. leases a 30,200 square-foot facility in Burnaby, British Columbia. This facility is used for the purposes of packaging, storing, manufacturing and distributing vitamins, and also contains various administrative offices. The lease currently expires in February 2006. We are in the process of renewing our lease for this facility. At June 30, 2005, we leased 103 retail locations under our Le Naturiste name throughout Quebec, Canada.

The following is a listing, as of August 1, 2005, of all material properties (excluding retail locations and de minimis sales office locations) owned or leased by us, which are used in all four of our business segments:

Location	Type of Facility	Approx. Sq. Feet	Leased or Owned
United States:
Bohemia, NY	Administration & Manufacturing	169,000	Owned
Bohemia, NY	Manufacturing	80,000	Owned
Bohemia, NY(1)	Manufacturing	75,000	Owned
Bohemia, NY	Manufacturing & Warehousing	62,000	Owned
Bohemia, NY	Administration & Warehousing (term — 2009)	110,000	Leased
Bohemia, NY	Administration & Warehousing (term — 2009)	130,000	Leased
Holbrook, NY(1)	Distribution	230,000	Owned
Holbrook, NY	Distribution	108,000	Owned
Ronkonkoma, NY	Administration & Distribution	110,000	Owned
Ronkonkoma, NY	Warehousing (term — 2014)	75,000	Leased
Bayport, NY	IT Services	12,000	Owned

Location	Type of Facility	Approx. Sq. Feet	Leased or Owned
Bayport, NY	Manufacturing	131,000	Owned
Mineola, NY	Administrative	13,000	Owned
Mineola, NY	Administration & Warehousing	4,000	Owned
Murphysboro, IL	Manufacturing	62,000	Owned
Murphysboro, IL	Warehousing (term — 2008)	30,000	Leased
Carbondale, IL	Administration, Manufacturing & Distribution	77,000	Owned
Carbondale, IL	Administration	15,000	Owned
Leonia, NJ	Administration & Sales Office (term — July 2008)	59,000	Leased
Lyndhurst, NJ	Sales Office, Warehousing & Packaging (term — February 2008)	130,000	Leased
South Plainfield, NJ	Manufacturing	68,000	Owned
South Plainfield, NJ	Manufacturing & Distribution (term — 2006)	40,000	Leased
North Glenn, CO	Administration (term — 2007)	4,900	Leased
Anaheim, CA	Manufacturing & Distribution (term — 2008)	286,000	Leased
Anaheim, CA	Manufacturing (term — 2008)	64,000	Leased
Gardenia, CA	Distribution (term — 2007)	10,600	Leased
Lake Mary, FL	Administration (term — 2008)	12,250	Leased
Boca Raton, FL	Administration	92,000	Owned
Boca Raton, FL	Administration	58,000	Owned
Boca Raton, FL	Manufacturing	84,000	Owned
Deerfield Beach, FL	Manufacturing	157,000	Owned
Boca Raton, FL	Warehousing	100,000	Owned
Boca Raton, FL	Warehousing (term — 2006)	90,000	Leased
Piscataway, NJ	Warehousing (term — 2006)	15,000	Leased
Sparks, NV	Distribution (term — 2009)	202,000	Leased
Bentonville, AR	Sales Office (term — 2006)	4,200	Leased
Duluth, GA	Distribution (term — 2008)	32,000	Leased

Location	Type of Facility	Approx. Sq. Feet	Leased or Owned
Canada:
Burnaby, BC	Administration, Manufacturing, Warehousing & Distribution (term — February 2006)	30,200	Leased
Mississauga, Ontario	Administration & Warehousing	4,600	Leased
United Kingdom:
Nuneaton	Administration (term — 2012)	8,300	Leased
Nuneaton	Administration & Distribution (term — 2010)	8,000	Leased
Burton	Administration, Manufacturing & Distribution	281,000	Owned
Tring	Sales Office & Warehousing (term — 2006)	26,000	Leased
Netherlands:
Beverwijk	Administration & Distribution (term — 2008)	71,400	Leased
Spain:
Madrid	Administration & Warehousing (term — December 31, 2006)	8,600	Leased

(1)                                  The property is subject to a first mortgage. For additional information regarding the mortgage, see our consolidated financial statements contained in this offering memorandum.

Warehousing and distribution

With our recent acquisitions of the Hazelton, Pennsylvania and Augusta, Georgia facilities, we have dedicated approximately four million square feet in the following locations to warehousing and distribution: Long Island, New York; Carbondale and Murphysboro, Illinois; Anaheim and Gardenia, California; Duluth, Georgia; South Plainfield and Lyndhurst, New Jersey; Boca Raton, Florida; Sparks, Nevada; Nuneaton and Tring, U.K.; Burnaby, BC and Mississauga, Ontario, Canada; and Beverwijk, Netherlands facilities.

Our warehouse and distribution centers are integrated with our order entry systems to enable us to ship out mail orders typically within 24 hours of their receipt. Once a customer’s telephone, mail or Internet order is completed, our computer system forwards the order to our distribution center, where all necessary distribution and shipping documents are printed to facilitate processing. Thereafter, the orders are prepared, picked, packed and shipped continually throughout the day. We operate a proprietary, state-of-the-art, automated picking and packing system for frequently shipped items. We are capable of fulfilling 15,000 orders daily. A system of conveyors automatically routes boxes carrying merchandise throughout the distribution center for fulfillment of orders. Completed orders are bar-coded and scanned and the merchandise and ship date are verified and entered automatically into the customer order file for access by sales associates prior to being shipped. We currently ship our U.S. orders primarily through the United Parcel Service, Inc. (UPS), serving domestic and international markets. Holland & Barrett and GNC (UK) use Parcelforce and ANC for deliveries in the U.K., and Nature’s Way uses the Irish postal service for deliveries in Ireland.

We currently distribute our products from our distribution centers through trucks we own, as well as contract and common carriers in the U.S. and the Netherlands and by trucks which we own in the U.K. Deliveries are made directly to the Vitamin World® and Nutrition Warehouse® stores once per week. In addition, we ship products overseas by container loads. We also operate additional distribution centers in Burton, U.K. and Beverwijk, the Netherlands. Deliveries are made directly to Holland & Barrett, GNC (UK), Nature’s Way, and De Tuinen, stores which we own and operate, once or twice per week, depending on each store’s inventory requirements.

All of our properties are covered by all-risk and liability insurance, which we believe is customary for the industry.

We believe that these properties, taken as a whole, are generally well-maintained, and are adequate for current and reasonably foreseeable business needs. We also believe that substantially all of our properties are being utilized to a significant degree.

Legal proceedings

Prohormone products

New York Action.  On July 25, 2002, a putative class-action lawsuit was filed against Vitamin World, Inc., alleging that Vitamin World engaged in deceptive trade practices and false advertising with respect to the sale of certain prohormone supplements and that plaintiffs were therefore entitled to equitable and monetary relief pursuant to the New York General Business Law. Similar complaints were filed against other companies in the vitamin and nutritional supplement industry. The Court has not yet certified a class. Vitamin World has filed a pending motion for summary judgment seeking the dismissal of all claims and an opposition to plaintiff’s motion for class certification. We have defended vigorously this action. Until the Court rules on these pending motions, no determination can be made at this time as to its likely final outcome, nor can its materiality be accurately ascertained.

California Action.  On July 25, 2002, a putative consumer class-action was filed in California state court against Met-Rx Substrate Technology, Inc., a subsidiary of Rexall Sundown, claiming that the advertising and marketing of certain prohormone supplements were false and misleading, or alternatively, that the prohormone products contained ingredients that were controlled substances under California law. Plaintiffs seek equitable and monetary relief. On June 18, 2004, this case was consolidated with several other nationwide class-action cases brought against other companies relating to the sale of products containing androstenediol, one of the prohormones contained in the Met-Rx products. The consolidated proceedings have recently been assigned to a judge for further pretrial proceedings. No trial date has been set, the Court has not yet certified a class and the matter is currently in discovery. We have defended vigorously against the claims asserted. Because this action is still in the early stages, no determination can be made at this time as to its final outcome, nor can its materiality be accurately ascertained.

New Jersey Action.  In March 2004, a putative class-action lawsuit was filed in New Jersey against Met-Rx Substrate Technology, Inc., claiming that the advertising and marketing of certain prohormone supplements were false and misleading and that plaintiff and the putative class of New Jersey purchasers of these products were entitled to damages and injunctive relief.

Because these allegations are virtually identical to allegations made in a putative nationwide class-action previously filed in California, we moved to dismiss or stay the New Jersey action pending the outcome of the California action. The motion was granted, and the New Jersey action is stayed at this time.

Florida Action.  In July 2002, a putative class-action lawsuit was filed in Florida against MET-Rx USA, Inc., a subsidiary of Rexall Sundown, claiming that the advertising and marketing of certain prohormone supplements were false and misleading, that the products were ineffective, and alternatively, that the products were anabolic steroids whose sale violated Florida law. We have moved to dismiss the complaint for failure to state a cause of action. This case has been largely inactive since its filing. Plaintiff seeks equitable and monetary relief. Because this action is in its early stages, no determination can be made at this time as to its final outcome, nor can its materiality be accurately ascertained.

Nutrition Bars

Rexall and certain of its subsidiaries are defendants in a class-action lawsuit brought in 2002 on behalf of all California consumers who bought various nutrition bars. Plaintiffs allege misbranding of nutrition bars and violations of California unfair competition statutes, misleading advertising and other similar causes of action. Plaintiffs seek restitution, legal fees and injunctive relief. We have defended vigorously this action. The Court vacated the July 6, 2005 status conference and set a further conference for January 6, 2006. Until that time, the case is stayed for all purposes. Based upon the information available at this time, we believe that our accrual is adequate for the exposure in the nutrition bar litigation. However, no determination can be made at this time as to the final outcome of this case, nor can its materiality be accurately ascertained.

Shareholder Litigation

During the period from June 24, 2004 through September 3, 2004, six separate shareholder class-actions were filed against us and certain of our officers and directors in the U.S. District Court for the Eastern District of New York, on behalf of shareholders who purchased shares of our common stock between February 9, 2004 and July 22, 2004 (the potential “Class Period”). The actions allege that we failed to disclose material facts during the Class Period that resulted in a decline in the price of our stock after June 16, 2004 and July 22, 2004, respectively. The Court consolidated the six class-actions in March 2005 and appointed lead plaintiffs and counsel. The lead plaintiffs filed a consolidated amended complaint alleging an amended class period from November 10, 2003 to July 22, 2004. Along with the officers and directors, we intend to file a motion to dismiss the action.

In addition to the shareholder class-actions, two shareholder derivative actions were filed in the Eastern District of New York, on July 9, 2004 and August 26, 2004, respectively, against certain of our officers and directors, and we are named as a nominal defendant. The two derivative actions, which have been consolidated, are predicated upon the allegations set forth in the shareholder class-actions and allege improper sales of our shares by certain officers and directors. On December 27, 2004, the court granted our motion to dismiss this complaint. The plaintiffs have filed an appeal.

An additional shareholder derivative action was filed on October 7, 2004 in the Supreme Court of the State of New York, Suffolk County, alleging breaches of fiduciary duties by our individual directors and officers, and we are named as a nominal defendant. The derivative claims are predicated upon the same allegations as in the Eastern District consolidated derivative action and upon claims arising from our acquisition of Rexall Sundown, Inc. in July 2003. The New York derivative action is currently stayed by agreement of the parties. We, our named officers and our directors intend to file a motion to dismiss or further stay the New York derivative action at the appropriate procedural time.

Also, a purported shareholder of ours delivered a demand that our board of directors commence a civil action against certain of our officers and directors based on certain of the allegations described above. Our board of directors, based on the investigation and recommendation of a special committee of the Board, determined not to commence any such lawsuit. On or about April 28, 2005, a second state court derivative action was filed in the Supreme Court of the State of New York, Suffolk County, by this purported shareholder alleging wrongful rejection of his demand and breaches of fiduciary duties by some of our individual directors and officers, and we are named as a nominal defendant. This derivative complaint is predicated upon the same allegations as the dismissed Eastern District consolidated derivative action. This derivative action is currently stayed by agreement of the parties. Along with the named officers and directors we intend to file a motion to dismiss or further stay this derivative action at the appropriate procedural time.

We and the named officers and directors believe that these suits are without merit and intend to defend vigorously these actions. Given the early stages of the proceedings, however, no determination can be made at this time as to the final outcome of these actions, nor can their materiality be accurately ascertained. We maintain policies of directors’ and officers’ professional liability insurance.

Regulatory Matters

In June 2003, we received a letter of inquiry from the FTC concerning our marketing of a certain weight loss product, as well as the marketing of Royal Tongan Limu dietary supplement by our subsidiary, Dynamic Essentials (DE), Inc, or DEI. We ceased all DEI operations and terminated all DEI employees in September 2003. In March 2005, FTC Staff recommended to the FTC Commissioners that a civil penalty action be brought against us alleging our violation of its 1995 FTC consent decree. We have discussed the FTC Staff’s recommendation with the FTC Commissioners and the Department of Justice. Based upon the information available at this time, we believe that our accrual is adequate for the exposure in this matter.

In addition to the foregoing, other regulatory inquiries, claims, suits and complaints (including product liability claims) arise in the ordinary course of our business. See “—Government regulation” for a discussion of these matters, including a discussion of a likely civil action that the FTC staff has recommended to the FTC Commissioners relating to a weight loss product and to the marketing of Royal Tongan Limu by one of our subsidiaries. We believe that such other inquiries, claims, suits and complaints would not have a material adverse effect on our consolidated financial condition or results of operations, if adversely determined against us.